Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Successfully Amends Credit Agreement

For Immediate Release

Wednesday, December 13, 2006

[Charlotte, NC] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced today it has successfully amended its senior credit facility.

“We appreciate the continued support from our lending group and are pleased our amendment requests were approved as submitted.  This amendment provides greater financial flexibility which allows PGI to focus on growing the business and executing our strategies to become the industry leader as we strive to de-leverage our balance sheet through the combination of debt repayment and earnings growth,” said Polymer Group’s chief financial officer, Willis (Billy) Moore.

The amendment to the senior facility, among other things, included certain changes to the definitions of Consolidated EBITDA used for calculating the Total Leverage Ratio and Interest Expense Coverage Ratios and provided for increased flexibility under each of the Total Leverage Ratio and Interest Expense Coverage Ratio covenants.  The company was in full compliance with its credit agreement at the end of the third quarter ended September 30, 2006 and expects to remain in compliance for the foreseeable future.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; risks related to operations in foreign jurisdictions; and delays or difficulties in finding a suitable new chief executive officer.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Form 10-Qs.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com